Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 7, 2014 with respect to the consolidated financial statements of Vocus, Inc. and subsidiaries, included in the Proxy Statement of Capitol Acquisition Holding Company Ltd., that is made a part of the Registration Statement (Amendment No. 3 to Form S-4 No. 333-217256) and Prospectus of Capitol Acquisition Holding Company Ltd. for the registration of 61,525,000 shares of its common stock.

/s/ Ernst & Young LLP

Tysons, VA

June 14, 2017